Exhibit 99.1

Welwind Energy International Reaches Agreement With Zhanjiang Government for Relocation of Company's Windfarm Project

Press Release Source: Welwind Energy International Corporation On Thursday February 18, 2010, 8:00 am EST

SAN DIEGO, Feb. 18, 2010 (GLOBE NEWSWIRE) -- Zhanjiang Government and Zhanjiang Development and Reform Commission jointly held a meeting on January 10, 2010 to discuss the relocation of Welwind Energy International's Zhanjiang wind farm project.  Welwind (OTCBB:WWEI - News) was informed that the two government bodies reached a consensus to relocate the Company's project to Nansan Island (Nansandao) in Guangzhou. Nansan Island is located approximately 8 miles from the Zhanjiang Airport with a short ferry ride from the mainland.  Nansan Island occupies an area of 123.4 square kilometers, with a coastline of 83 kilometers. Nansan Island is a famous tourist location and has a population of 72,000.

It is expected that the power generated from the Company's wind farm will be sent to the mainland utilizing a local bridge connecting Nansan and Potou District of Zhanjiang, which is currently under construction and it is expected to be completed this year.

During the meetings held between the Company, Zhanjiang Government and Zhanjiang Development and Reform Commission, it was stated that final approval will be issued in March or April. Welwind has agreed to the relocation to Nansan Island and will review final documentation supplied to the Company by the Government and Commission in March/April.

ABOUT WELWIND

Welwind Energy International Corp. is committed to providing the best resource option available for renewable energy, protecting our environment, empowering communities, bolstering local economies and respecting the rights of future generations. Welwind Energy International was founded to build, own and operate wind farms on an international scale. The company's goal is to become a leading provider of clean energy products for the residential, business and governmental consumer.

The Welwind Energy International Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3727

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements, which are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, risks set forth in documents filed by the company from time to time with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by, or on behalf of, the Company, are expressly qualified by these cautionary statements and any other cautionary statements which may accompany this news release.

Contact:

Welwind Energy International

Larry McNabb

1-866-677-2072